Exhibit 99.1

2941 Fairview Park Drive Suite 100 Falls Church, VA 22042-4513 www.generaldynamics.com	NEWS

November 24, 2009

Contact: Rob Doolittle

Tel: 703 876 3199

Fax: 703 876 3555

rdoolittle@gd.com

General Dynamics to Appeal A-12 Decision

FALLS CHURCH, Va. – The U.S. Court of Appeals for the Federal Circuit today denied a request for a rehearing of the Federal Circuit’s prior decision sustaining the government’s default termination of the A-12 aircraft contract to which General Dynamics (NYSE: GD) and The Boeing Company were parties with the Navy.

General Dynamics disagrees with this most recent decision and continues to believe that the government’s default termination was not justified. The company also believes that the ruling provides significant grounds for appeal, and intends to petition the U.S. Supreme Court for review.

General Dynamics, headquartered in Falls Church, Virginia, employs approximately 92,300 people worldwide. The company is a market leader in business aviation; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and information systems and technologies. More information about the company is available on the Internet at www.generaldynamics.com.

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